Exhibit 99.1

March 30, 2026

Board of Directors
Battalion Oil Corporation
820 Gessner Road
Suite 1100
Houston, Texas 77024

To the Board of Directors:

Please accept this correspondence as formal notice of my resignation from the board of directors (the “Board”) of Battalion Oil Corporation, a Delaware corporation (the “Company”), including from my position as Chairman of the Compensation Committee effective March 31, 2026, and of my intent not to stand for re-election to the Board.

My resignation and refusal to stand for re-election are not due to a disagreement with the Company or any of its subsidiaries on any matter related to their operations, policies or practices.

I thank you for the opportunity to have served on the Board and look forward to the continued success of the Board and the Company.

Sincerely,

/s/ David Chang
David Chang